UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 22, 2010

NATURAL GAS SERVICES GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Colorado	1-31398	75-2811855
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

508 West Wall Street, Suite 550
Midland, TX 79701

(Address of Principal Executive Offices)

(432) 262-2700

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 22, 2010, the Board of Directors of Natural Gas Services Group, Inc. revised its director compensation package paid to each of the “independent directors” (as that term is defined by the New York Stock Exchange) of the Board as follows:

1.	Beginning in 2011, the annual cash retainer paid to each independent director will be increased from $15,000 to $20,000, and further increased to $25,000 in 2012 and $30,000 in 2013 and thereafter.

2.
In addition to the annual cash retainer noted above, the chairperson of our audit and compensation committee will receive a premium payment of $6,667 per year in 2011, $8,333 in 2012 and $10,000 in each year thereafter.

3.
Finally, in past years each independent director has been awarded a stock option for 2,500 shares per year under our 1998 Stock Option Plan, except for 2010 when 5,000 stock options were awarded.  Beginning in 2011, the stock option award will be terminated, and in its place each independent director will annually receive a restricted stock award of 2,500 shares under our 2009 Restricted Stock/Unit Plan.  All restricted shares of common stock issued will be subject to a one year vesting requirement, subject to acceleration (an “Acceleration Event”) in the case of (i) death, disability, or retirement of the director, or (ii) a change of control in the Company, as set forth in the plan.  Thus, except in the case of an Acceleration Event, if an independent director’s service on the Board is terminated within one year of the issuance of the restricted stock, such director will forfeit the shares of common stock he has received in connection with the annual award.

SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL GAS SERVICES GROUP, INC.

Dated: September 28, 2010
	By:	/s/ Stephen C. Taylor

Stephen C. Taylor
President & Chief Executive Officer